EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Jeremiah Z. Smith                                                                       October 26, 2023
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports
Third Quarter 2023 Net Income of $4.6 Million
Year-to-Date Net Income Up 31.5% Over Same Period a Year Ago

Dixon, California— First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $14.7 million, or $1.01 per diluted share, for the nine months ended September 30, 2023, up 31.5% compared to net income of $11.2 million, or $0.77 per diluted share, for the nine months ended September 30, 2022. Net income for the year includes the bargain purchase gain resulting from our acquisition completed in the first quarter of 2023. On an after-tax basis, the bargain purchase gain contributed $1.0 million to net income for the nine months ended September 30, 2023.

Net income for the quarter ended September 30, 2023 was $4.6 million, or $0.32 per diluted share, compared to net income of $4.6 million, or $0.31 per diluted share, for the quarter ended September 30, 2022.

Total assets as of September 30, 2023 were $1.90 billion, a decrease of $30.4 million, or 1.6%, compared to September 30, 2022. Total deposits as of September 30, 2023 were $1.75 billion, a decrease of $53.3 million, or 3.0%, compared to September 30, 2022. Total net loans (including loans held-for-sale) as of September 30, 2023 were $1.0 billion, an increase of $66.2 million, or 6.8%, compared to total net loans (including loans held-for-sale) of $971.2 million as of September 30, 2022. The increase in net loans was primarily driven by growth in commercial real estate and residential mortgage loans partially offset by net reductions in commercial and agricultural loans.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of September 30, 2023.

Commenting on the Company’s third quarter 2023 financial results, First Northern’s President & Chief Executive Officer Jeremiah Smith stated, “We are pleased with our continued performance momentum. Despite the inflationary economic environment we find ourselves in, loan growth continues, though at a slower pace than last year. The industry as a whole has experienced weakening loan demand. Loan growth coupled with rising interest rates helped to boost year-to-date net interest income to $49.6 million, an increase of 27.7% over the same period last year.  Our credit quality remains strong with non-performing assets decreasing 31% over the same period in 2022.”

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, Glenn and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 14 branches. First Northern is rated as a Veribanc “Green-3 Star” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended June 30, 2023 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance, loan growth, industry trends, and credit quality, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.
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